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Ligand Pharmaceuticals Incorporated	LHA Investor Relations
Patrick O'Brien	Bruce Voss
Email: investors@ligand.com	Email: bvoss@lhai.com
Phone: (858) 550-7893	Phone: (310) 691-7100
Twitter: @Ligand_LGND

Ligand Agrees to Acquire Core Assets, Partnered Programs and
Ion Channel Technologies from Icagen

Transaction Expected to be Immediately Accretive to Revenues and Adjusted EPS
Slides to accompany this announcement are posted to Ligand.com

SAN DIEGO (February 11, 2020) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the signing of an agreement whereby Ligand will acquire the core assets of Icagen, Inc.’s North Carolina operations, including partnered programs, proprietary ion channel screening and assay platforms, x-ray fluorescence capabilities, custom screening technologies and novel unpartnered preclinical-stage molecules for $15 million in cash. Icagen will also be entitled to receive up to an additional $25 million of cash payments based on certain revenue achievements.

The acquired assets include Icagen’s partnered programs with Roche focused on neurological diseases, and with the Cystic Fibrosis Foundation (CFF) focused on cystic fibrosis. Ligand is also acquiring six Icagen preclinical-stage internal programs targeting diabetes, Parkinson’s disease, pain and other disorders.

"This is an ideal transaction for Ligand, providing a valuable technology platform with high-value partnerships within a cash-flow positive and profitable business. Icagen has built deep expertise focused on ion channels and transporters to support target identification and evaluation, and has an established track record in ion channel drug discovery from screening to lead optimization," said John Higgins, Chief Executive Officer of Ligand. "We expect these capabilities will be synergistic across multiple technology platforms at Ligand, particularly with Vernalis and in novel OmniAb antibody discovery targeting ion channels and transporters. We are very pleased with how 2020 is starting, and we look forward to delivering more opportunities with investment in our business and further acquisitions."

Richard Cunningham, Chief Executive Officer of Icagen, commented “I am excited that Ligand will be continuing to advance the progress Icagen has made with our technologies, and am proud of our entire team’s accomplishments to date. In addition to the expertise in ion channel drug discovery, the expertise that Ligand is acquiring from Icagen in medicinal chemistry, in silico and computational chemistry will complement and expand the drug-discovery efforts currently ongoing at Ligand.”

This transaction is subject to certain closing conditions, including a vote of Icagen stockholders, and is expected to close in April 2020. Slides that provide additional information related to this transaction are available here on the Ligand website.

Updated 2020 Financial Outlook

Including this acquisition, Ligand now expects 2020 total revenues to be $128 million, up from $121 million projected previously. This new guidance assumes approximately $7 million of revenue from the Icagen business in 2020. In 2020, adjusted earnings per diluted share is now projected to be $3.45, up from $3.40 previously.

The contribution of the acquired Icagen assets and business to Ligand is currently expected to increase in 2021, with revenues of approximately $12 million and adjusted earnings per diluted share of approximately $0.25.

Use of Non-GAAP Adjusted Financial Measures

Ligand reports adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Ligand’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, amortization of commercial license and other economic rights, changes in contingent liabilities, acquisition and integration costs, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, unissued shares relating to its Senior Convertible Notes, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures in our SEC filings and earnings press releases.

However, other than with respect to total revenues, Ligand only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing Ligand’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by Ligand’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

About Icagen

Icagen is an early stage drug discovery company focused on neuroscience and rare diseases with research facilities located in Durham, NC and Oro Valley (Tucson), AZ. Icagen partners with the pharmaceutical industry to develop first-in-class therapies for patients in need whereby Icagen assists with the drug discovery and its partners fund the clinical development and commercialization. For more information, please visit www.icagen.com.

About the Icagen and Roche Partnership

In December 2018, Icagen entered into collaboration with Roche to develop and commercialize therapies for neurological diseases. The collaboration included an initial program utilizing Icagen’s proprietary drug discovery platform. Under the terms of the agreement, Roche made a cash upfront payment and provides research funding to Icagen. In addition, Icagen is eligible to receive development and commercial milestone payments of up to $274 million, and royalty payments should a drug be commercialized. Icagen is responsible for all preclinical activities up to lead optimization, with both Icagen and Roche applying resources to identify candidates for entry into IND-enabling studies. Roche will be responsible for the further development and commercialization of the program.

About the Icagen and Cystic Fibrosis Foundation Partnership

Icagen previously announced an award from the CFF for a collaboration project that is focused on the discovery of therapeutics to treat patients with cystic fibrosis caused by nonsense mutations. The CFF brings resources and expertise to the project and, additionally, awarded Icagen up to $11 million to support an integrated, multiyear drug-discovery initiative. Icagen expects to screen over 2 million compounds as well as leverage its in silico drug discovery platform to interrogate an additional 10 million virtual structures for molecules that suppress nonsense mutations. Through these efforts, Icagen intends to discover and evolve families of molecules that are suitable for clinical development. Icagen is eligible to receive additional milestones and royalties on sales, should a product be commercialized.

Cystic fibrosis is a genetic disease marked by defects in a protein, known as the cystic fibrosis transmembrane conductance regulator (CFTR) protein. Nonsense mutations in the CFTR gene result in the premature termination of protein synthesis and the formation of truncated, non-functional CFTR. Patients with these mutations in both copies of their CFTR genes currently have no therapies that treat the underlying cause of their disease. The aim of this program is to provide these patients with a transformative therapeutic that will markedly improve their quality of life and extend their lifespan.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. The risks related to the Icagen transaction include the risk that the acquisition is not completed, due to the failure of the parties to satisfy the closing conditions, or a material adverse change in Icagen’s business before the planned closing. Further, the anticipated benefits of the acquisition may not be realized, or may be affected by competition or other external events. There are additional risks that apply to statements regarding the assets and business being acquired from Icagen, the profitability of the assets and business being acquired from Icagen and the availability of synergies with Ligand’s Vernalis and OmniAb businesses. Actual events or results may differ from our expectations. For example, there can be no assurance that the Roche or CFF programs will be able to successfully identify any desirable drug candidates or that any drug candidates developed in such programs would be clinically or commercially successful, all of which might result in the potential milestone payments and royalties not being earned; Ligand’s ability to manage and integrate the assets and business acquired from Icagen; the availability of Icagen technology might not generate additional Vernalis and/or OmniAb business for Ligand; and Ligand’s Vernalis and/or OmniAb partners might choose not to utilize Icagen technology (or might not achieve successful results, if they do). The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other important risk factors affecting Ligand can be found in Ligand’s prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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